                                  EXHIBIT 99.1
                                  ------------

                                      CONTACTS:
                                      Paul E. Blondin
                                      Chief Financial Officer
                                      Cascade Communications Corp.
                                      (508) 952-1001

                                      Suzanne M. DuLong
                                      Manager, Investor Relations
                                      Cascade Communications Corp.
                                      (508) 952-1552   email: sdulong@casc.com

                                      Lucia F. Graziano
                                      Manager, Public Relations
                                      Cascade Communications Corp.

FOR IMMEDIATE RELEASE                 (508) 952-1291   email: lgraziano@casc.com
- ---------------------


            CASCADE REPORTS SECOND QUARTER REVENUES OF $80.4 MILLION
   Earnings Per Share Increase 183 percent on Revenue Increase of 176 Percent

WESTFORD, MA -- JULY 11, 1996 -- Cascade Communications Corp. (NASDAQ: CSCC), a global provider of high-performance wide area networking products for the public carrier, Internet Service Provider (ISP) and enterprise markets today reported results for the second quarter ended June 29, 1996. Revenue for the quarter increased 176 percent, to $80.4 million from $29.1 million recorded for the same period in 1995. Net income for the quarter increased to $16.7 million, or $0.17 per share, compared with net income of $5.3 million, or $0.06 per share, for the same period in 1995.

For the six months ended June 29, 1996, revenue increased to $136.5 million from $52.6 million for the first six months of 1995. Net income for the period was $27.1 million, or $0.28 per share, compared to $9.5 million, or $0.10 per share, for the same period in 1995.

On May 30, 1996, the Company effected a two-for-one split of its Common Stock designed to improve trading liquidity and broaden ownership of the stock. The split was the second of 1996, and the third since the Company's initial public offering in July, 1994, following a three-for-two split effected in February 1996 and a two-for-one split effected in June 1995. All share and per share information has been restated to reflect the effects of the stock splits.

"Thanks to an expanding broadband packet equipment market and growing customer acceptance of our industry-leading products, Cascade achieved significant revenue and earnings growth during the second quarter," said Daniel E. Smith, Cascade's president and chief executive officer. "Cascade's share of both the Frame Relay and ATM markets has grown in part because Cascade has anticipated industry trends and provided the solutions that support our customers' evolving business and technical requirements. With the recent introduction of our Channelized DS3 multiservice access module, Cascade continues to lead the industry in cutting edge technology implementation."

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CASCADE COMMUNICATIONS CORP. Q2 1996 RESULTS/2 OF 5


Smith continued, "As a result of our acquisition of ARRIS Networks and our evolving relationships with partners such as IBM and Motorola, Cascade looks forward to playing an even larger role in developing and delivering world-class networking solutions."

Recently, Cascade demonstrated its continuing commitment to standards with its implementation of the Frame Relay Forum's newly ratified standard for T3 (45
Mbps)/E3 (34 Mbps) for Frame Relay Access. The Company also announced that it would address the growing demand for cost-effective, higher-speed network access, particularly among public carriers and Internet Service Providers, with the introduction of the industry's first Channelized DS3 multiservice access module. Cascade's Channelized DS3 module will support Frame Relay, ATM, FUNI and SMDS and offers a ten-fold capacity increase over existing competitive offerings allowing users to deploy 28 T1 lines on one port. MFS, UUNET Technologies, and LDDS WorldCom are currently beta testing Cascade's Channelized DS3 module as a solution to their customers' requirements for more flexible, more affordable, higher-speed Internet and data services.

Reviewing the events of the quarter, in May 1996, Cascade completed its acquisition of ARRIS Networks, a privately held developer of carrier-class remote access technology. The acquisition was an extension of Cascade's strategy to expand the reach of its broadband packet switching products to the edge of the network. Cascade believes that the combined companies will be able to achieve a superior linkage between backbone and access, thereby delivering an overall capability currently unmatched in the industry.

Response to the Cascade 500 ATM switch remained positive during the second quarter of commercial shipments. Bell Atlantic recently announced its intention to use the standards-compliant Cascade 500 to support its network backbone expansion to ATM. The Cascade 500s will work with existing Cascade B-STDX 9000 multiservice switches as a key part of the backbone technology for Bell Atlantic's industry-leading, high-capacity global services network. Apex Global Information Services (AGIS) and Ashton Communications also announced that that they will scale their networks based on the Cascade 500.

Earlier in the quarter, Cascade and Motorola's Multimedia and Information Systems Groups announced that they cooperate to provide high-speed Internet access to end-users via cable. Motorola and Cascade will work together to formulate industry standards for interoperability, installability and maintainability of open systems-based solutions for high-speed Internet access over cable.

Additionally, CRL Network Services selected Cascade's B-STDX 9000 multiservice switches for its performance-optimized Internet backbone. Cascade's architecture now has been implemented in a total of 18 leading Internet Service Providers. CRL will use Cascade's products to rearchitect its network to a higher-capacity Frame Relay-based backbone capable of meeting the explosive demand for its commercial Internet service.

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CASCADE COMMUNICATIONS CORP. Q2 1996 RESULTS/3 OF 5


Revenue and earnings in the data networking equipment industry is subject to fluctuation and the growth rates recently experienced by the Company do not necessarily represent future operating results. The Company's future operating results may fluctuate as a result of a number of factors including timing of orders from and shipments to customers; the timing and acceptance of new product introductions; increased competition and changes in the broadband packet equipment market's growth rates. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the Company and the data networking industry, please refer to the Company's 1995 Form 10-K and First Quarter 1996 Form 10-Q.

One of the world's fastest growing data communications companies and the price/performance leader in Frame Relay, Cascade Communications Corp. (NASDAQ:
CSCC) of Westford, Massachusetts, is a global provider of wide area networking
(WAN) products for the public carrier, ISP and enterprise markets. Cascade delivers multiservice WAN switches and network management solutions that enable customers to seamlessly integrate existing technologies with ATM for cost-effective network expansion and investment protection. Cascade's B-STDX multiservice WAN switches and the Cascade 500 ATM switch offer the highest scalability and network capacity in the industry. Worldwide, private and public networks such as Bell Atlantic, BellSouth, GTE, Pacific Bell, US West, LDDS WorldCom and BT rely on Cascade products for unparalleled quality of service and high-performance WAN services. At the heart of the Internet, Cascade switches are deployed by leading ISPs such as PSINet, UUNET, NETCOM, AGIS (Apex Global Information Services, Inc.), CRL Network Services and Ashton Communications.

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CASCADE COMMUNICATIONS CORP. Q2 1996 RESULTS/4 OF 5



                      CASCADE COMMUNICATIONS CORP.

                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                (in thousands, except per share data)

                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                                ---------------------          ----------------------
                                                JUNE 29,      JULY 1,          JUNE 29,       JULY 1,
                                                  1996         1995              1996          1995
                                                --------      -------          --------       -------

Revenue                                         $80,432       $29,109          $136,469       $52,615
Cost of revenue                                  28,150        10,603            47,933        19,192
                                                -------       -------          --------       -------
      Gross profit                               52,282        18,506            88,536        33,423

Operating expenses:
      Research and development                   12,730         4,251            21,695         7,726
      Sales and marketing                         9,899         4,779            18,596         8,802
      General and administrative                  3,739         1,610             5,960         2,788
          Total operating expenses               26,368        10,640            46,251        19,316
                                                -------       -------          --------       -------
Income from operations                           25,914         7,866            42,285        14,107
Interest income                                   1,217           699             2,334         1,328
                                                -------       -------          --------       -------
Income before income taxes                       27,131         8,565            44,619        15,435
Provision for income taxes                       10,445         3,298            17,498         5,943
                                                -------       -------          --------       -------

Net income                                      $16,686       $ 5,267          $ 27,121       $ 9,492
                                                =======       =======          ========       =======

Net income per common share                     $  0.17       $  0.06          $   0.28       $  0.10

Weighted average number of common
 and common equivalent shares outstanding        97,842        90,713            96,873        90,604



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CASCADE COMMUNICATIONS CORP. Q2 1996 RESULTS/5 OF 5


                           CASCADE COMMUNICATIONS CORP.

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                           JUNE 29,   DECEMBER 31,
                                                             1996         1995
                                                           --------   ------------

ASSETS

Current assets:
Cash and cash equivalents                                  $ 65,820     $ 55,474
Marketable securities                                        18,755        5,120
Accounts receivable, net                                     49,254       19,910
Notes receivable                                              1,652        1,548
Inventories                                                  12,525        7,645
Other current assets                                          8,393        5,043
                                                           --------     --------
     Total current assets                                   156,399       94,740

Property and equipment, net                                  21,957       13,980
Other assets                                                  2,954        3,139
                                                           --------     --------

     Total assets                                          $181,310     $111,859
                                                           ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                          44,068       25,553
Stockholders' equity                                        137,242       86,306
                                                           --------     --------

     Total liabilities and stockholders' equity            $181,310     $111,859
                                                           ========     ========


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